CONFIRMATION

CHANGE OF AUDITOR

TO:                   Ontario Securities Commission
                          Alberta Securities Commission
                          British Columbia Securities Commission
                          Manitoba Securities Commission
                          Quebec Securities Commission

AND TO:         Smith Nixon & Co. LLP, Chartered Accountant

AND TO:         KPMG LLP, Chartered Accountants

We confirm that Notice of Change of Auditors, the letter of Smith Nixon & Co. LLP, Chartered Accountants and the letter of KPMG LLP, Chartered Accountants, annexed hereto as Exhibits "A", "B" and "C" respectively, have been reviewed by the audit committee and board of directors of FNX MINING COMPANY INC.

FNX MINING COMPANY INC.

Per:_______________________________
         A. Terry MacGibbon,
         President